Exhibit (a)(5)(C)

Presse-Information Nicht für UK-Medien bestimmt	Bayer AG Communications 51368 Leverkusen Deutschland Tel. +49 214 30-1 www.presse.bayer.de

Bayer veröffentlicht Übernahmeangebot für Conceptus-Aktien

Leverkusen, 7. Mai 2013 – Die beabsichtigte Übernahme der Conceptus, Inc. mit Sitz im kalifornischen Mountain View (NASDAQ:CPTS) durch Bayer erreicht die nächste Phase: Die Evelyn Acquisition Company, eine zum Zweck der Übernahme gegründete Tochter der Bayer HealthCare LLC (Tarrytown/NY), hat heute das öffentliche Übernahmeangebot für alle Aktien der Conceptus, Inc. zum Preis von US$ 31 je Aktie in bar veröffentlicht. Die Transaktion hat damit einen Gesamtwert von etwa US$ 1,1 Milliarden (Euro 852 Millionen). Der Vorstand von Conceptus empfiehlt ihren Aktionären einstimmig die Annahme des Angebots, das am 5. Juni 2013, 0:00 Uhr ausläuft, sofern es nicht verlängert oder von Bayer gemäß Übernahmevertrag vorzeitig beendet wird. Bedingungen für den Vollzug des Übernahmeangebots sind eine Mindestannahmequote von über 50 Prozent (auf vollständig verwässerter Basis), die Kartellfreigabe in den USA sowie die Erfüllung weiterer Bedingungen, die im heute bei der US-amerikanischen Securities and Exchange Commission (SEC) eingereichten Übernahmeangebot beschrieben sind.

Bayer unterbreitet das Übernahmeangebot aufgrund des mit Conceptus unterzeichneten Übernahmevertrags vom 28. April 2013, den Bayer am 29. April 2013 bekannt gegeben hat. Conceptus hat das Essure®-Verfahren, die einzige Methode zur dauerhaften Empfängnisverhütung ohne operativen Eingriff, entwickelt und vermarktet dieses in den USA sowie in weiteren Ländern. Nach Abschluss der Akquisition wird Bayer eine komplette Auswahl kurz- und langwirksamer sowie dauerhafter Verhütungsmethoden anbieten können.

Bayer AG, Bayer HealthCare LLC und Evelyn Acquisition Company haben heute bei der SEC Unterlagen eingereicht, die die vollständigen Bedingungen des Übernahmeangebots im Detail beschreiben. Zudem hat Conceptus heute eine Annahmeempfehlung (sogenannter Schedule 14D-9) zum Übernahmeangebot bei der SEC eingereicht.

Das öffentliche Übernahmeangebot ist unter www.sec.gov einsehbar.

Bayer: Science For A Better Life

Bayer ist ein weltweit tätiges Unternehmen mit Kernkompetenzen auf den Gebieten Gesundheit, Agrarwirtschaft und hochwertige Materialien. Als Innovations-Unternehmen setzt Bayer Zeichen in forschungsintensiven

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Bereichen. Mit seinen Produkten und Dienstleistungen will Bayer den Menschen nützen und zur Verbesserung der Lebensqualität beitragen. Gleichzeitig will der Konzern Werte durch Innovation, Wachstum und eine hohe Ertragskraft schaffen. Bayer bekennt sich zu den Prinzipien der Nachhaltigkeit und handelt als „Corporate Citizen“ sozial und ethisch verantwortlich. Im Geschäftsjahr 2012 erzielte der Konzern mit 110.500 Beschäftigten einen Umsatz von 39,8 Milliarden Euro. Die Investitionen beliefen sich auf 2,0 Milliarden Euro und die Ausgaben für Forschung und Entwicklung auf 3,0 Milliarden Euro. Weitere Informationen sind im Internet zu finden unter www.bayer.de.

Über Bayer HealthCare

Die Bayer AG ist ein weltweit tätiges, forschungsbasiertes und wachstumsorientiertes Unternehmen mit Kernkompetenzen auf den Gebieten Gesundheit, Agrarwirtschaft und hochwertige Materialien. Mit einem Umsatz von rund 18,6 Mrd. Euro (2012) gehört Bayer HealthCare, ein Teilkonzern der Bayer AG, zu den weltweit führenden innovativen Unternehmen in der Gesundheitsversorgung mit Arzneimitteln und medizinischen Produkten. Das Unternehmen mit Sitz in Leverkusen bündelt die Aktivitäten der Divisionen Animal Health, Consumer Care, Medical Care sowie Pharmaceuticals. Ziel von Bayer HealthCare ist es, Produkte zu erforschen, zu entwickeln, zu produzieren und zu vertreiben, um die Gesundheit von Mensch und Tier weltweit zu verbessern. Bei Bayer HealthCare arbeiten weltweit 55.300 (Stand: 31.12.2012) Mitarbeiterinnen und Mitarbeiter in mehr als 100 Ländern. Mehr Informationen unter www.healthcare.bayer.de

Ansprechpartner:

Günter Forneck, Tel. +49 214 30-50446

E-Mail: guenter.forneck@bayer.com

fo	(2013-0278)

WICHTIGE INFORMATIONEN IN BEZUG AUF DAS ÜBERNAHMEANGEBOT

Das in dieser Presseinformation beschriebene Übernahmeangebot hat bereits begonnen. Diese Presseinformation ist jedoch kein Angebot zum Erwerb von Aktien und stellt keine Aufforderung dar, ein Angebot für den Erwerb von Aktien abzugeben. Ein Angebot, alle Aktien der Conceptus, Inc. zu erwerben, ist in den Angebotsunterlagen enthalten, die Bayer AG, Bayer HealthCare LLC und Evelyn Acquisition Company am 7. Mai 2013 bei der US-amerikanischen Aufsichtsbehörde Securities and Exchange Commission (SEC) einreicht haben. Conceptus, Inc. hat ebenfalls am 7. Mai 2013 eine Annahmeempfehlung (sogenannter Schedule 14D-9) in Bezug auf das Übernahmeangebot bei der SEC eingereicht. Den Aktionären der Zielgesellschaft und anderen Investoren wird dringend empfohlen, die Angebotsunterlagen (bestehend aus einem Kaufangebot, einem dazugehörigen Andienungs-/Annahmeschreiben sowie bestimmte weitere Dokumenten) und die Annahmeempfehlung von Conceptus, Inc. sorgfältig zu lesen, bevor sie eine Entscheidung in Bezug auf das Übernahmeangebot treffen, da diese Unterlagen wichtige Informationen zum Übernahmeangebot enthalten. Die vollständigen Angebotsunterlagen (einschließlich der Annahmeempfehlung von Conceptus) werden allen Conceptus-Aktionären kostenlos zur Verfügung gestellt. Die Angebotsunterlagen und die Annahmeempfehlung von Conceptus sind kostenlos auf der Webseite der SEC (www.sec.gov) einsehbar. Kostenlose Exemplare dieser Unterlagen sind ebenfalls bei dem im sogenannten Schedule TO erwähnten “Information Agent” erhältlich.

Zusätzlich zur Annahmeempfehlung veröffentlicht Conceptus jährliche, quartärliche sowie sonstige Berichte, Stellungnahmen und weitere Informationen über die SEC. Diese Berichte, Stellungnahmen und weiteren Informationen sind bei der SEC (Adresse: Securities and Exchange Commission Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, USA) öffentlich einsehbar und können kopiert werden. Weitere Informationen dazu sind telefonisch bei der SEC unter der US-amerikanischen Telefonnummer 1-800-SEC-0330 erhältlich. Die von Conceptus bei der SEC eingereichten Unterlagen sind ebenfalls öffentlich zugänglich über kommerzielle Dokumentensuchdienstleister sowie auf der Webseite der SEC unter www.sec.gov.

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Zukunftsgerichtete Aussagen

Diese Presseinformation kann bestimmte in die Zukunft gerichtete Aussagen enthalten, die auf den gegenwärtigen Annahmen und Prognosen der Unternehmensleitung des Bayer-Konzerns bzw. seiner Teilkonzerne beruhen. Verschiedene bekannte wie auch unbekannte Risiken, Ungewissheiten und andere Faktoren können dazu führen, dass die tatsächlichen Ergebnisse, die Finanzlage, die Entwicklung oder die Performance der Gesellschaft wesentlich von den hier gegebenen Einschätzungen abweichen. Diese Faktoren schließen diejenigen ein, die Bayer in veröffentlichten Berichten beschrieben hat. Diese Berichte stehen auf der Bayer-Webseite www.bayer.de zur Verfügung. Die Gesellschaft übernimmt keinerlei Verpflichtung, solche zukunftsgerichteten Aussagen fortzuschreiben und an zukünftige Ereignisse oder Entwicklungen anzupassen.

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